Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629

PHONE 937-596-6849 • FAX 937-596-7937

N E W S   R E L E A S E

Date:	January 31, 2012
Contact:	Peter B. Orthwein or Richard E. Riegel III

BOB MARTIN NAMED THOR RV GROUP PRESIDENT

MATT ZIMMERMAN NAMED KEYSTONE PRESIDENT AND DAVID CHUPP KEYSTONE COO

Thor Industries, Inc. (NYSE: THO) announced today that Bob Martin will become RV Group President effective February 1, 2012. Thor’s six RV companies—Airstream, CrossRoads, Dutchmen, Heartland, Keystone RV and Thor Motor Coach—will report to Mr. Martin. Mr. Martin will report to Peter Orthwein, Thor’s Chairman, President & CEO.

Mr. Martin, an 18-year industry veteran and Elkhart native, is currently President of Keystone RV, Thor’s largest subsidiary.

In other management moves, Matt Zimmerman, currently Vice President of Sales for Keystone RV, succeeds Martin as President of Keystone. Mr. Zimmerman has been with Keystone 13 years in a variety of sales and management positions. In addition, David Chupp, currently Vice President of Finance for Keystone, has been named its Chief Operating Officer. Mr. Chupp joined Keystone in 2000.

“Bob, Matt, and David assume their new responsibilities with a history of success in their previous positions. These promotions will further strengthen Thor’s leading position in the RV industry,” commented Peter Orthwein, Thor’s Chairman, President & CEO.

“I am privileged to have this opportunity to be associated with all the great Thor companies,” said Bob Martin. “As the largest RV manufacturer in the world, Thor Industries has much to offer our customers, RV owners and the community. I look forward to working with all of Thor’s RV companies in my new role to leverage the strength and capabilities of Thor Industries.”

Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, fuel prices, lower consumer confidence and the level of discretionary consumer spending, interest rate increases, restrictive lending practices, increased material and component costs, recent management changes, the success of new product introductions, the pace of acquisitions, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2011 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended October 31, 2011. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.